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                                                                   EXHIBIT 99(i)




INFOTOPIA ENTERS INTO LETTER OF INTENT TO ACQUIRE 100% OF STOCK OF INFOMERCIAL MANAGEMENT CORPORATION AND MODERN INTERACTIVE TECHNOLOGY

CANFIELD, Ohio--(BUSINESS WIRE)--July 23, 2001--Infotopia, Inc. (OTCBB:IFTA - news; "Infotopia" or the "Company") announced today that it has entered into a Letter of Intent ("LOI") with Infomercial Management Corporation ("IMC"), Modern Interactive Technology, Inc. ("MIT") and their principals, providing Infotopia with, among other things, an exclusive option (the "Option") to acquire one hundred percent (100%) of the issued and outstanding shares of common stock of IMC and MIT. Should Infotopia exercise the Option and should all conditions to closing of the transaction be satisfied, IMC and MIT will become wholly-owned subsidiaries of Infotopia.

Closing of the transaction is subject to, among other things, the completion and approval of usual and customary due diligence reviews; execution and delivery of a definitive agreement; an opinion acceptable to Infotopia, IMC and MIT as to the fairness of the purchase price of the transaction.

Pending the closing of the transaction, Infotopia, IMC and MIT have agreed to enter into a co-development agreement providing for the joint development of projects. These projects include the acquisition of existing licenses held by IMC and MIT, as well as projects that will be developed together. The LOI provides for rights and ownership of the projects to be allocated among Infotopia, IMC and MIT under circumstances which assumes either the closing or non-closing of the subject stock purchase transaction.

Daniel Hoyng, CEO and Chairman stated, "We are very excited about this opportunity. It is the intention of Infotopia to move quickly with due diligence and we anticipate having this transaction completed prior to early 2002. Our strategic alliance has provided great results with the creation and/or management of the Torso Tiger, Total Tiger, Hot Mommies; Body by Jake, Bun and Thigh Rocker, and Michael Thurmond Six Week Body Makeover and this is a natural progression of our relationship. We are thrilled to have the principals and their employees a part of our team, we believe their professionalism is unmatched in the industry. We believe that the combined entities will increase revenues and profits of Infotopia and help us continue the type of growth our shareholders have seen the past six months."

ABOUT INFOTOPIA

The Company's mission is to produce, market, and distribute an expanding line of high- quality, innovative health, fitness and consumer products. Infotopia seeks out products that deliver superior value, outstanding quality, and competitive prices to best satisfy customer demand. The Company markets its products to consumers through a variety marketing channels, including infomercials, distributor alliances, and Internet e-commerce. The management at Infotopia is committed to increasing corporate revenues and profits. The company's website is located at http://www.infotopia.tv

This news release includes "forward-looking statements" that include risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including without limitation the Company's ability to produce and market
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products and/or services and other risks detailed from time to time in their
Company's reports filed with the Securities Exchange Commission.


Contact:

     Infotopia, Inc.
     Robert Tilton
     609-888-4111
     IFTPIR@infotopia.tv